                                  AGREEMENT

                    CONCERNING THE EXCHANGE OF COMMON STOCK

                                    BETWEEN

                            ZION ENTERPRISES, INC.

                                      AND

                     GENISYS INFORMATION SYSTEMS, INC. AND
             THE STOCKHOLDERS OF GENISYS INFORMATION SYSTEMS, INC.

                                     INDEX


ARTICLE I   -  EXCHANGE OF SECURITIES                             1

 1.1        -  Issuance of Shares                                 1
 1.2        -  Exemption from Registration                        1

ARTICLE II  -  REPRESENTATIONS AND WARRANTIES OF GENISYS          1

 2.1        -  Organization                                       1
 2.2        -  Capital                                            2
 2.3        -  Subsidiaries                                       2
 2.4        -  Directors and Officers                             2
 2.5        -  Financial Statements                               2
 2.6        -  Absence of Changes                                 2
 2.7        -  Absence of Undisclosed Liabilities                 2
 2.8        -  Tax Returns                                        2
 2.9        -  Investigation of Financial Condition               2
 2.10       -  Trade Names and Rights                             2
 2.11       -  Compliance with Laws                               3
 2.12       -  Litigation                                         3
 2.13       -  Authority; Counsel                                 3
 2.14       -  Ability to Carry Out Obligations                   3
 2.15       -  Full Disclosure                                    3
 2.16       -  Assets                                             3
 2.17       -  Material Contracts                                 3
 2.18       -  Indemnification                                    3
 2.19       -  Restricted Securities                              4

ARTICLE III -  REPRESENTATIONS AND WARRANTIES OF ZION             4

 3.1        -  Organization                                       4
 3.2        -  Capital                                            4
 3.3        -  Subsidiaries                                       4
 3.4        -  Directors and Officers                             4
 3.5        -  Financial Statements                               4
 3.6        -  Absence of Changes                                 4
 3.7        -  Absence of Undisclosed Liabilities                 4
 3.8        -  Tax Returns                                        4
 3.9        -  Investigation of Financial Condition               5
 3.10       -  Trade Names and Rights                             5
 3.11       -  Compliance with Laws                               5
 3.12       -  Litigation                                         5
 3.13       -  Authority                                          5
 3.14       -  Ability to Carry Out Obligations                   5
 3.15       -  Full Disclosure                                    5
 3.16       -  Assets and Liabilities                             5
 3.17       -  Material Contracts                                 5
 3.18       -  Indemnification                                    5

ARTICLE IV -  COVENANTS PRIOR AND SUBSEQUENT
               TO CLOSING                                         6

 4.1       -  Investigative Rights                                6
 4.2       -  Conduct of Business                                 6
 4.3       -  Continuing Relationship with Affiliated Companies   6
 4.4       -  Audited Financial Statements of GeniSys             6
 4.5       - Offering of Zion Securities in Repayment of Loan     6
 4.6       -  Registration of Investor Shares                     6
 4.7       - Guarantee Regarding Bank Loan                        7

ARTICLE V  -  CONDITIONS PRECEDENT TO ZION'S PERFORMANCE          7

 5.1       -  Conditions                                          7
 5.2       -  Accuracy of Representations                         7
 5.3       -  Performance                                         7
 5.4       -  Absence of Litigation                               7
 5.5       -  Officer's Certificate                               7
 5.6       - Certificate of Good Standing                         7
 5.7       - Guarantee of J. Daniel Bell and Carylyn K. Bell      7

ARTICLE VI -  CONDITIONS PRECEDENT TO GENISYS'S PERFORMANCE       7

 6.1       -  Conditions                                          7
 6.2       -  Collateralized Loan                                 7
 6.3       -  Accuracy of Representations                         7
 6.4       -  Performance                                         7
 6.5       -  Absence of Litigation                               7
 6.6       -  Officer's Certificate                               7

ARTICLE VII -  CLOSING                                            8

 7.1       -  Closing                                             8
 7.2       -  Ownership of Zion                                   9

ARTICLE VIII-  MISCELLANEOUS                                      9

 8.1       -  Captions and Headings                               9
 8.2       -  No Oral Change                                      9
 8.3       -  Non-Waiver                                          9
 8.4       -  Time of Essence                                     9
 8.5       -   Entire Agreement                                   9
 8.6       -   Choice of Law                                      9
 8.7       -   Counterparts                                      10
 8.8       -   Notices                                           10
 8.9       -   Binding Effect                                    10
 8.10      -  Mutual Cooperation                                 10
 8.11      -  Finders                                            10
 8.12      -  Announcements                                      10
 8.13      -  Expenses                                           10
 8.14      -  Survival of Representations and Warranties         10
 8.15      -  Exhibits                                           10
 8.16      -  Binding Effect                                     10
              Signatures                                         11

EXHIBITS

Allocation of Shares                                    Exhibit 1.1
Subscription Agreement                                  Exhibit 1.2
Financial Statements of GeniSys                         Exhibit 2.5
Tax Returns                                             Exhibit 2.8
Litigation Involving GeniSys                           Exhibit 2.12
Material Contracts of GeniSys                          Exhibit 2.17
Assets and Liabilities of Zion                         Exhibit 3.16
Material Contracts of Zion                             Exhibit 3.17
Financial Statements of Zion                            Exhibit 3.5

                                   AGREEMENT

     AGREEMENT made this 12th day of March, 1999, by and between ZION ENTERPRISES, INC., a Colorado corporation ("Zion"), GENISYS INFORMATION SYSTEMS, INC., a Colorado corporation ("GeniSys"), J. Daniel Bell, Carylyn K. Bell and the shareholders of GeniSys who are listed on Exhibit 1.1 hereto and have executed Subscription Agreements in the form attached in Exhibit 1.2 hereto.

     WHEREAS, Zion desires to acquire all of the issued and outstanding shares of common stock of GeniSys from the GeniSys shareholders in exchange for an aggregate of 7,516,740 newly issued unregistered shares of the no par value common stock of Zion;

     WHEREAS, GeniSys desires to assist Zion in acquiring all of the issued and outstanding shares of GeniSys pursuant to the terms of this Agreement; and

     WHEREAS, all of the GeniSys shareholders, by execution of Exhibit 1.2 hereto, agree to exchange all 1,797,500 shares of GeniSys for 7,516,740 shares of Zion.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and representations contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                            Exchange of Securities

     1.1 Issuance of Shares. Subject to the terms and conditions of this Agreement, Zion agrees to issue and exchange 7,516,740 fully paid and nonassessable unregistered shares of its no par value common stock (the "Zion Shares") ) for all issued and outstanding shares of the $.01 par value Class A and Class B common stock of GeniSys (the "GeniSys Shares") held by the GeniSys shareholders ("GeniSys Shareholders"). Exhibit 1.1 lists all GeniSys Shareholders, their shareholdings in GeniSys and the number of Zion Shares to be issued to them. All Zion Shares will be issued directly to the GeniSys Shareholders on the Closing Date, as hereinafter defined.

     1.2 Exemption from Registration. The parties hereto intend that all Zion Shares to be issued to the GeniSys Shareholders shall be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), pursuant to Section 4(2) of the Act and the rules and regulations promulgated thereunder. In furtherance thereof, the GeniSys Shareholders will execute and deliver to Zion on the Closing Date a Subscription Agreement in the form set forth in Exhibit 1.2 hereto.

                                  ARTICLE II

                   Representations and Warranties of GeniSys

     GeniSys, J. Daniel Ball and Carylyn K. Bell hereby represent and warrant to Zion that:

     2.1 Organization. GeniSys is a corporation duly organized, validly existing and in good standing under the laws of Colorado, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.
     2.2 Capital. The authorized capital stock of GeniSys consists solely of 11,010,000 shares of which 1,000,000 shares constitute $.01 par value preferred stock, 10,000,000 shares constitute $.01 par value Class A Common Stock and 10,000 shares constitute $.01 par value Class B Common Stock. There currently are no shares of Preferred Stock, 1,787,500 shares of Class A Common Stock and 10,000 shares of Class B Common Stock issued and outstanding. All of the outstanding common stock of GeniSys is duly and validly issued, fully paid and nonassessable. There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating GeniSys to issue or to transfer from treasury any additional shares of its capital stock of any class.

     2.3 Subsidiaries. GeniSys does not have any subsidiaries or own any interest in any other enterprise.

     2.4 Directors and Officers. The names and titles of all directors and officers of GeniSys as of the date of this Agreement are as follows: J. Daniel Bell, President, Chief Executive Officer, Chairman and Director.

     2.5 Financial Statements. Exhibit 2.5 hereto consists of the unaudited financial statements of GeniSys for the year ended December 31, 1998 (the "GeniSys Financial Statements"). The GeniSys Financial Statements have been prepared in accordance with generally accepted accounting principles and practices ("GAAP") consistently applied.

     2.6 Absence of Changes. Since December 31, 1998, there has not been any change in the financial condition or operations of GeniSys, except for changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

     2.7 Absence of Undisclosed Liabilities. As of the date of GeniSys's most recent balance sheet included in Exhibit 2.5, GeniSys did not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in such balance sheet except for those debts, liabilities and obligations in the ordinary course of business.

     2.8 Tax Returns. Within the times and in the manner prescribed by law, GeniSys has filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable except for the year 1997 for which no tax returns have been filed and there may be taxes due as set forth in Exhibit 2.8. No filings are currently due and no taxes have been paid for 1998 but GeniSys anticipates minimal taxes as disclosed in
Exhibit 2.8.  There are no present disputes of any nature payable by GeniSys.

     2.9 Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, Zion and its legal counsel and accountants shall have the opportunity to meet with GeniSys's accountants and attorneys to discuss the financial condition of GeniSys. GeniSys shall make available to Zion all books and records of GeniSys.

     2.10 Trade Names and Rights. GeniSys owns and holds all necessary trademarks, service marks, trade names, copyrights, patents and proprietary information and other rights necessary or material to its business as now conducted or proposed to be conducted.

     2.11 Compliance with Laws. GeniSys has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations affecting its properties or the operation of its business where the failure to comply or any violation would have a material adverse effect on GeniSys and has disclosed any and all such non-compliances and/or violations to Zion.

     2.12 Litigation. GeniSys is not a defendant in any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of GeniSys, threatened against or affecting GeniSys or its business, assets or financial condition where the failure to disclose would have a material adverse effect on GeniSys, except as disclosed in Exhibit 2.12. GeniSys is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. GeniSys is not engaged in any material litigation to recover monies due to it.

     2.13 Authority; Counsel. The Board of Directors of GeniSys has authorized the execution of this Agreement and the consummation of the transactions contemplated herein, and GeniSys has full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of GeniSys and is enforceable in accordance with its terms and conditions. By execution of Exhibit 1.2, all of the GeniSys Shareholders have agreed to and have approved the terms of this Agreement.

     2.14 Ability to Carry Out Obligations. The execution and delivery of this Agreement by GeniSys and the performance by GeniSys of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, article of incorporation, bylaw, or other agreement or instrument to which GeniSys is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required,
(b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of GeniSys, or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of GeniSys.

     2.15 Full Disclosure. None of the representations and warranties made by GeniSys herein or in any exhibit, certificate or memorandum furnished or to be furnished by GeniSys, or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

     2.16 Assets. GeniSys has good and marketable title to all of its property, free and clear of all liens, claims and encumbrances, except as otherwise indicated in Exhibit 2.5.

     2.17 Material Contracts. GeniSys's only material contracts are those disclosed in Exhibit 2.17 attached hereto.

     2.18 Indemnification. GeniSys agrees to indemnify, defend and hold Zion harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorney fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of, or failure by GeniSys to perform any of its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by GeniSys under this Agreement.

     2.19 Restricted Securities. GeniSys and the GeniSys Shareholders, by execution of this Agreement and of Exhibit 1.2, respectively acknowledge that all of the shares of Zion to be issued hereunder are restricted securities and none of such shares of Zion may be sold or publicly traded except in accordance with the provisions of the Securities Act of 1933, as amended.

                                  ARTICLE III

                    Representations and Warranties of Zion

     Zion represents and warrants to GeniSys that:

     3.1 Organization. Zion is a corporation duly organized, validly existing and in good standing under the laws of Colorado, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

     3.2 Capital. The authorized capital stock of Zion consists of (i) 25,000,000 shares of no par value common stock, of which 976,200 shares of common stock are currently issued and outstanding, and (ii) 10,000,000 shares of no par value preferred stock, none of which are outstanding. All of the outstanding common stock is duly and validly issued, fully paid and nonassessable. There are no other outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating Zion to issue or to transfer from treasury any additional shares of its capital stock of any class, except as set forth in this Section 3.2.

     3.3 Subsidiaries. Zion does not have any subsidiaries or own any interest in any other enterprise.

     3.4 Directors and Officers. Earnest Mathis, Jr. is Zion's President and a director, Gary McAdam is Zion's Secretary/Treasurer and a director and Gary
A. Agron is a director of Zion.

     3.5 Financial Statements. Exhibit 3.5 hereto consists of the audited financial statements of Zion for the period ended October 31, 1998 (the "Zion Financial Statements"). The Zion Financial Statements have been prepared in accordance with generally accepted accounting principles and practices consistently followed by Zion throughout the period indicated, and fairly present the financial position of Zion as of the date of the balance sheet included in the Zion Financial Statements and the results of operations for the period indicated.

     3.6 Absence of Changes. Since October 31, 1998, there has not been any change in the financial condition or operations of Zion.

     3.7 Absence of Undisclosed Liabilities. Except as otherwise disclosed in this Agreement, as of the date hereof and as of the Closing Date, Zion did not have and will not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in such balance sheet.

     3.8 Tax Returns. Zion is current with all any federal, state and local tax returns required by law and has paid all taxes, assessments, and penalties due and payable.

     3.9 Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, GeniSys and its legal counsel and accountants shall have the opportunity to meet with Zion's accountants and attorneys to discuss the financial condition of Zion. Zion shall make available to GeniSys all books and records of Zion.

     3.10 Trade Names and Rights. Zion does not own nor use any patent, trademark, service mark, trade name or copyright in its business.

     3.11 Compliance with Laws. Zion has complied with, and is not in violation of, applicable federal, state or local statutes, laws or regulations affecting its properties or the operation of its business, including all federal and state securities laws.

     3.12 Litigation. Zion is not a party in any suit, action, arbitration, or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of Zion, threatened against or affecting Zion or its business, assets or financial condition. Zion is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality
applicable to it.   Zion is not engaged in any material litigation to recover
monies due to it.

     3.13 Authority. The Board of Directors of Zion, has authorized the execution of this Agreement and the transactions contemplated herein, and Zion has full power and authority to execute, deliver and perform this Agreement, and this Agreement is the legal, valid and binding obligation of Zion, and is enforceable in accordance with its terms and conditions.

     3.14 Ability to Carry Out Obligations. The execution and delivery of this Agreement by Zion and the performance by Zion of its obligations hereunder will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, article of incorporation, bylaw or other agreement or instrument to which Zion is a party, or by which it may be bound, nor will any consents or authorization of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Zion, or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of Zion.

     3.15 Full Disclosure. None of the representations and warranties made by Zion herein, or in any exhibit, certificate or memorandum furnished or to be furnished by Zion or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

     3.16  Assets.  Zion has no assets or liabilities except these listed in
Exhibit 3.16.

     3.17 Material Contracts. Zion has no material contracts except these listed in Exhibit 3.17.

     3.18 Indemnification. Zion agrees to indemnify, defend and hold GeniSys harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorney fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of, or failure by Zion to perform any of its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by Zion under this Agreement.

                                  ARTICLE IV

                   Covenants Prior and Subsequent to Closing

     4.1 Investigative Rights. From the date of this Agreement until the Closing Date, each party shall provide to the other party, and such other party's counsel, accountants, auditors and other authorized representatives, full access during normal business hours and upon reasonable advance written notice to all of each party's properties, books, contracts, commitments and records for the purpose of examining the same. Each party shall furnish the other party with all information concerning each party's affairs as the other party may reasonably request.

     4.2 Conduct of Business. Prior to the Closing Date, each party shall conduct its business in the normal course and shall not sell, pledge or assign any assets without the prior written approval of the other party, except in the normal course of business. Neither party shall amend its Articles of Incorporation or Bylaws (except as may be described in this Agreement), declare dividends, redeem or sell stock or other securities, incur additional or newly-funded liabilities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the normal course of business.

     4.3 Continuing Relationships with Affiliated Companies. It is acknowledged that J. Daniel Bell is also a principal of Dunn International and PMSI ("Bell Companies") that currently provide services and products similar to the that of GeniSys. J. Daniel Bell agrees, after Closing, not to divert any clients or potential clients from GeniSys to either of the Bell Companies.

     4.4. Audited Financial Statements of GeniSys. Within forty five (45) days of the Closing Date, GeniSys will complete audited financial statements for the year ended December 31, 1998 and the period ending March 31, 1999. All such statements shall be prepared in accordance with generally accepted accounting practices. The foregoing forty five (45) days may be extended by written agreement between Zion and Zion's current President, Earnest Mathis, Jr.

     4.5 Offering of Zion Securities in Repayment of Loans. Zion is in the process of borrowing up to $550,000 from certain individuals and entities (the "Investors") which it has or will in turn loan to GeniSys. Following the Closing Date, Zion will exchange up to 1,395,939 shares of its Common Stock for $550,000 (or $.394 per share) in full payment of the Investors' loans to Zion. Upon conversion of the loans to shares of Common Stock, the loans by the Investors to Zion and the Zion loan to GeniSys will be canceled.

     4.6 Registration of Investors Shares. GeniSys and J. Daniel Bell agree that within forty five (45) days of the Closing Date they will cause Zion to file an SB-2 Registration Statement with the Securities and Exchange Commission to register the shares of Zion Common Stock issued in conversion of the Investor loans mentioned in Section 4.5 above. The foregoing forty five
(45) days may be extended by written agreement between Zion, J. Daniel Bell
and Zion's current President, Earnest Mathis, Jr.   It is further agreed that
no other shares of Zion Common Stock will be registered pursuant to this SB-2 Registration Statement ("SB-2") unless (i) such shares are being offered as part of an equity offering for cash pursuant to the SB-2 and/or (ii) such shares are sold in any private placement subsequent to the closing at a price if not less than $.394 per share and a maximum of an aggregate of $250,000 is raised in all such private placements and the current President of Zion, Earnest Mathis, Jr. agrees in writing to the inclusion of the private placement shares in the SB-2. Further, it is agreed that the Investors referenced in Section 4.5 above shall have the opportunity to participate in the purchase of one-half of all private placements referenced in 4.6 (ii) herein.

     4.7 Guarantee Regarding Bank Loan. There is currently a loan from Central Bank - Houston, Texas, with a balance of $248,650.17 secured by the assets of GeniSys and Dunn International, Inc. ("Dunn"), of which $202,070.09 is a debt of GeniSys and $46,580.08 is a debt of Dunn. J. Daniel Bell and Carylyn K. Bell agree to guarantee that Central Bank will not assert a claim against or execute upon GeniSys assets for any debts of Dunn and shall indemnify Zion from any losses or damages, including but not limited to attorney's fees and court costs resulting from any claim by Central Bank or the holder of Central Bank's loan position against GeniSys' assets for indebtedness of Dunn.

                                   ARTICLE V

                  Conditions Precedent to Zion's Performance

     5.1 Conditions. Zion's obligations hereunder shall be subject to the satisfaction at or before the Closing of all the conditions set forth in this
Article V. Zion may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Zion of any other condition of or any of Zion's other rights or remedies, at law or in equity, if GeniSys shall be in default of any of its representations, warranties or covenants under this Agreement.

     5.2 Accuracy of Representations. All representations and warranties by GeniSys in this Agreement or in any written statement that shall be delivered to Zion by GeniSys under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

     5.3 Performance. GeniSys shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

     5.4 Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against GeniSys on or before the Closing Date, except as disclosed in Section 2.12 above.

     5.5 Officer's Certificate. GeniSys shall have delivered to Zion a certificate dated the Closing Date and signed by J. Daniel Bell as the Chief Executive Officer of GeniSys certifying that each of the conditions specified in this Article has been fulfilled and that all of the representations set forth in Article II are true and correct as of the Closing Date.

     5.6 Certificate of Good Standing. GeniSys shall have delivered to Zion a certificate of corporate good standing of GeniSys dated within 60 days of the date of Closing.

     5.7 Guarantee of J. Daniel Bell and Carylyn K. Bell. GeniSys shall have delivered to Zion the personal guarantee set forth in Section 4.7 above.

                                  ARTICLE VI

                 Conditions Precedent to GeniSys's Performance

     6.1 Conditions. GeniSys's obligations hereunder shall be subject to the satisfaction at or before the Closing of all the conditions set forth in this
Article VI. GeniSys may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by GeniSys of any other condition of or any of GeniSys's rights or remedies, at law or in equity, if Zion shall be in default of any of its representations, warranties or covenants under this Agreement.

     6.2 Accuracy of Representations. All representations and warranties by Zion in this Agreement or in any written statement that shall be delivered to GeniSys by Zion under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

     6.3 Performance. Zion shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

     6.4 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against Zion on or before the Closing Date.

     6.5 Officer's Certificate. Zion shall have delivered to GeniSys a certificate dated the Closing Date and signed by Earnest Mathis, Jr., as the Chief Executive Officer of Zion, certifying that each of the conditions specified in this Article has been fulfilled and that all of the representations set forth in Article III are true and correct as of the Closing Date.

     6.6 Certificate of Good Standing. Zion shall have delivered to GeniSys a certificate of corporate good standing of Zion dated within 60 days of the date of Closing.

                                  ARTICLE VII

                                    Closing

     7.1 Closing. The Closing of this Agreement shall be held at the Law Offices of Michael J. Tauger, at any mutually agreeable time and date (the "Closing Date") on March 12, 1999, unless extended by mutual agreement. At the Closing:

          (a) GeniSys shall deliver to Zion copies of Exhibit 1.2 executed by all of the GeniSys Shareholders together with certificates representing all outstanding GeniSys Shares duly endorsed to Zion;

          (b) Zion shall deliver to the GeniSys Shareholders 7,516,740 shares of Zion common stock, for which the GeniSys Shares have been exchanged, pursuant to the share computations set forth in Exhibit 1.1 hereto;

          (c) Zion shall deliver to GeniSys (i) Earnest Mathis, Jr's certificate described in Section 6.5 and (ii) a signed consent of Zion's directors, approving this Agreement and each matter to be approved under this Agreement and (iii) Certificate of Good Standing of Zion.

          (d) GeniSys shall deliver to Zion (i) J. Daniel Bell's certificate described in Section 5.5 (ii) a signed consent and/or minutes of its directors approving this Agreement and each matter to be approved under this Agreement and (iii) Certificate of Good Standing of GeniSys.

          (e) GeniSys shall deliver to Zion the personal guarantee set forth in Section 4.7 above.

     7.2 Ownership of Zion. Following the Closing, excluding the Zion shares being issued to the Investors in accordance with Section 4.5 above, the stock ownership of Zion shares shall be as follows:

     GeniSys Shareholders                          7,516,740  shares
     Zion Shareholders                               976,200  shares
     Total                                         8,492,940  shares

                                 ARTICLE VIII

                                 Miscellaneous

     8.1 Captions and Headings. The article and section headings throughout this Agreement are for convenience and reference only and shall not define, limit or add to the meaning of any provision of this Agreement.

     8.2 No Oral Change. This Agreement and any provision hereof may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any such waiver, change, modification or discharge is sought.

     8.3 Non-Waiver. The failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions. No waiver by any party of one breach by another party shall be construed as a waiver with respect to any other subsequent breach.

     8.4 Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

     8.5 Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto and supersedes all prior negotiations, agreements and understandings.

     8.6 Choice of Law. This Agreement has been executed by all parties in the State of Colorado and shall be governed by and construed and enforced pursuant with the laws of the State of Colorado (without regard to any conflict of laws or principals). All actions, suits and proceedings arising out of or in connection with this Agreement shall be brought in the courts in the State of Colorado which shall be the exclusive forum therefor. The parties hereby irrevocably submit to the in personam jurisdiction and process of the courts in the State of Colorado.

     8.7 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.8 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

     Zion:               Zion Enterprises, Inc.
                         26 West Dry Creek Circle, Suite 600
                         Littleton, Colorado 80120
                         Attn: Earnest Mathis, Jr.

     GeniSys:            GeniSys Information Systems, Inc.
                         654 North Belt, Suite 310
                         Houston, Texas 77060
                         Attn: J. Daniel Bell

     8.9 Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

     8.10 Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

     8.11 Finders. The parties hereto represent that no finder has brought about this Agreement, and no finder's fee has been paid or is payable by either party.

     8.12 Announcements. The parties will consult and cooperate with each other as to the timing and content of any public announcements regarding this Agreement.

     8.13 Expenses. Each party will pay its own legal, accounting and other out-of-pocket expenses incurred in connection with this Agreement.

     8.14 Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the parties set forth in this Agreement or in any instrument, certificate, opinion or other writing providing for in it, shall survive the Closing and remain in force for twelve
(12) months thereafter.

     8.15 Exhibits. As of the execution hereof, the parties have provided each other with the Exhibits described herein. Any material changes to the Exhibits shall be immediately disclosed to the other party.

     8.16 Binding Effect. This Agreement is a binding agreement on all parties and is enforceable by its terms.

     In witness whereof, the parties have executed this Agreement on the date indicated above.

ZION ENTERPRISES, INC.                  GENISYS INFORMATION SYSTEMS, INC.


By:                                     By:
     --------------------------              ----------------------------
     Earnest Mathis, Jr.,                    J. Daniel Bell, Chief
     President                               Executive Officer


J. DANIEL BELL                          CARYLYN K. BELL


-------------------------------         ----------------------------------
J. Daniel Bell                          Carylyn K. Bell

                                  EXHIBIT 1.1

                       SCHEDULE OF GENISYS SHAREHOLDERS
                                      AND
                           ALLOCATION OF ZION SHARES


                                                  Number of Zion
Name of                 Number of GeniSys          Common Shares
GeniSys Shareholder     Shares Exchanged           To Be Issued
-------------------       -----------------       --------------

Carylyn Bell            1,609,000 (Class A)          6,732,221
J. Daniel Bell             10,000 (Class B)             41,841
Jeffrey Spencer           145,000 (Class A)            606,695
John Winchester            32,500 (Class A)            135,983
                        ---------                   ----------
Total                   1,796,500                    7,516,740

                                  EXHIBIT 1.2

                            SUBSCRIPTION AGREEMENT


     In connection with my exchange of no par value common stock of GeniSys Corporation ("GeniSys") for the no par value common stock (the "Common Stock") of Zion Enterprises, Inc. ("Zion"), I acknowledge the matters set forth below and promise that the statements made herein are true. I understand that Zion is relying on my truthfulness in issuing the Common Stock to me.

     I understand that the Common Stock is being issued to me in a private transaction in exchange for my shares of GeniSys and in reliance upon the exemption provided in section 4(2) of the Securities Act of 1933, as amended (the "Act") for non-public offerings and pursuant to a Share Exchange Agreement between Zion and GeniSys. I understand that the Zion Common Stock is "restricted" under applicable securities laws and may not be sold by me except in a registered offering (which may not ever occur) or in a private transaction like this one. I know this is an illiquid investment and that therefore I may be required to hold the Common Stock for an indefinite period of time, but under no circumstances less than one year from the date of its issuance.

     I am acquiring the Common Stock solely for my own account, for long-term investment purposes only and not with a view to sale or other distribution. I agree not to dispose of any Common Stock unless and until counsel for Zion shall have determined that the intended disposition is permissible and does not violate the Act, any applicable state securities laws or rules and regulations promulgated thereunder.

     All information, financial and otherwise, or documentation pertaining to all aspects of my acquisition of the Common Stock and the activities and financial information of Zion has been made available to me and my representatives, if any, and I have had ample opportunity to meet with and ask questions of senior officers of Zion, and I have received satisfactory answers to any questions I asked.

     In acquiring the Common Stock, I have reviewed the Agreement Concerning the Exchange of Common Stock between GeniSys and Zion and the Exhibits thereto and have made an independent investigation of Zion. I am an experienced investor, have made speculative investments in the past and am capable of analyzing the merits of an investment in the Common Stock.

     I understand that the Common Stock is highly speculative, involves a great degree of risk and should only be acquired by individuals who can afford to lose their entire investment. Nevertheless, I consider this a suitable investment for me because I have adequate financial resources and income to maintain my current standard of living even after my acquisition of the Common Stock. I know that Zion is merely a "shell" company with no assets or liabilities, its financial affairs can fluctuate dramatically from time to time, and that although I could lose my entire investment, I am acquiring the Common Stock because I believe the potential rewards are commensurate with the risk. Even if the Common Stock became worthless, I could still maintain my standard of living without significant hardship on me or my family.

Dated as of this _____ day of _______________________, 1999.


                                        -----------------------------------
                                        Signature

                                        -----------------------------------
                                        Name, Please Print

                                        -----------------------------------
                                        Residence Address

                                        -----------------------------------
                                        City, State and Zip Code

                                        -----------------------------------
                                        Area Code and Telephone Number

                                        -----------------------------------
                                        Social Security Number

                                        -----------------------------------
                                        Number of GeniSys Shares Exchanged

                                 EXHIBIT 3.16

                        ASSETS AND LIABILITIES OF ZION


     The only asset of Zion is a promissory note (the "GeniSys Note") dated February 17, 1999 reflecting a loan by Zion as Lender and GeniSys as Borrower in the principal amount of up to $550,000.

     The only liabilities of Zion are promissory notes executed by Zion to certain individuals and entities (the "Investors") currently in the total principal amount of $505,000 and which, at Closing, shall not exceed the principal amount of $550,000. All principal amounts borrowed by Zion from the Investors prior to Closing shall be loaned to GeniSys pursuant to the GeniSys Note and the Loan Agreement between GeniSys and Zion.

                                 EXHIBIT 3.17

                          MATERIAL CONTRACTS OF ZION


     The only material contract of Zion is a Loan Agreement dated February 17, 1999 between Zion as Lender and GeniSys as Borrower whereby Zion agrees to loan to GeniSys up to $550,000 in accordance with the terms and conditions of the Loan Agreement, a copy of which is attached to this Exhibit 3.17.